SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                      Date of Report:  October 24, 1997



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD            20878
     (Address of principal executive offices)            (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated October 22, 1997:

            MEDIMMUNE REPORTS PRODUCT SALES INCREASE 128 PERCENT
                              IN THIRD QUARTER

Gaithersburg, MD, October 22, 1997 -- MedImmune, Inc. (Nasdaq:MEDI) today reported that product sales in the third quarter 1997 increased 128 percent to $10.6 million from $4.6 million in the third quarter 1996. The increase is primarily attributable to sales of RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)) which increased from $0.5 million in the third quarter 1996 to $7.0 million in the third quarter 1997.

"Demand for RespiGam for the 1997/1998 RSV season began earlier and is stronger than we had expected. We are gratified by the enthusiastic response of our customers and we are working to insure the broadest availability of product for this season," commented Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer. Dr. Hockmeyer added that, "As the RSV season reaches full force, we expect RespiGam sales to further increase in fourth quarter 1997."

Third quarter 1997 total revenues were $10.7 million with a net loss of $13.7 million or $0.57 per share on 23.9 million shares compared to third quarter 1996 total revenues of $4.8 million with a net loss of $10.2 million or $0.47 per share on 21.7 million shares. Cost of sales increased to $5.3 million in third quarter 1997 from $2.9 million in third quarter 1996 reflecting increased unit volume partially offset by decreased cost per unit. Research and development expenses increased to $9.3 million from $7.8 million, primarily reflecting $1.3 in license payments associated with humanized monoclonal antibodies, including the previously announced license with Protein Design Labs. Selling, administrative and general expenses increased to $6.6 million in third quarter 1997 from $5.0 million in third quarter 1996 primarily reflecting increased co-promotion expenses to American Home Products Corporation (NYSE:AHP) for RespiGam due to increased sales of the product.

The third quarter operating loss included other operating expenses of $3.1 million which primarily reflect manufacturing start-up costs. Manufacturing start-up costs include costs associated with the start-up, validation and licensure of MedImmune's new manufacturing facilities as well as payments to certain contract manufacturers working with the Company to provide supplemental commercial production capacity for MEDI-493 (palivizumab). MedImmune expects additional manufacturing start-up charges will be incurred throughout the remainder of 1997 and 1998.

MEDI-493 is a humanized monoclonal antibody which has been evaluated in a Phase 3 double-blind, placebo-controlled clinical trial for its ability to prevent respiratory syncytial virus (RSV) disease in high-risk infants. The Company expects by year end to submit to the FDA a Biologic License Application requesting marketing clearance of MEDI-493 in the United States. The Company also plans to submit applications in 1998 requesting marketing authorization in Europe and Canada.

RespiGam, a polyclonal antibody product enriched in antibodies against RSV, is licensed for the prevention of serious RSV disease in certain high-risk children (please see full prescribing information). RSV is the most common cause of lower respiratory infections in infants and children worldwide. RSV outbreaks typically occur during the late fall, winter and early spring. Healthy children and individuals with adequate immune systems often acquire a benign chest cold when infected with RSV. In contrast, premature infants and children with BPD are at increased risk for acquiring severe RSV disease (pneumonia and bronchiolitis), often requiring hospitalization. In the United States alone, over 90,000 children are hospitalized and 4,500 die from RSV disease annually. The cost of treating a high-risk child hospitalized for RSV can be over $70,000.

MedImmune is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. RespiGam is manufactured by Massachusetts Biologic Laboratories. MedImmune markets two products through its hospital-based sales force and has six new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that there can be no assurance that MEDI-493 will be licensed for marketing by regulatory authorities.

MEDIMMUNE, INC.
SELECTED FINANCIAL INFORMATION
(IN THOUSANDS, EXCEPT PER SHARE DATA)

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                  Three Months Ended       Nine Months Ended
                                    September 30,            September 30,
                                  ------------------       -----------------
                                    1997       1996       1997<F1>   1996
                                  ---------  ---------    -------- ---------
Revenues:
  Product sales               $ 10,575   $  4,632      $ 26,931   $ 18,086
  Contracts                         84        148           277      5,055
                              ---------  ---------     ---------  ---------
                                10,659      4,780        27,208     23,141
                              ---------  ---------     ---------  ---------

Costs and expenses:
  Cost of sales                  5,258      2,924        13,903     11,046
  Research and development       9,342      7,817        33,283     20,059
  Selling, admin and general     6,603      5,043        17,371     13,602
  Other operating expenses       3,094         --         3,718         --
                              ---------  ---------     ---------  ---------
                                24,297     15,784        68,275     44,707
                              ---------  ---------     ---------  ---------
Interest income, net               (19)       842           879      2,796
                              ---------  ---------     ---------  ---------

Net loss                      $(13,657)  $(10,162)     $(40,188)  $(18,770)
                              =========  =========     =========  =========

Loss per share                $  (0.57)  $  (0.47)     $  (1.77)  $  (0.90)
                              =========  =========     =========  =========

Shares used in computing        23,938     21,656        22,718     20,782
loss per share
                              =========  =========     =========  =========

<F1>Certain 1997 amounts have been reclassified to conform with the current presentation.

CONDENSED BALANCE SHEETS

                                     September 30,     December 31,
                                         1997              1996
                                      ------------     -------------
                                       unaudited
Assets:
  Cash and marketable securities      $ 30,788         $114,765
  Trade and contract receivables, net   11,432           10,287
  Inventory, net                        28,793            6,060
  Property and equipment, net           60,711           29,087
  Other assets                           4,356            3,772
                                      ------------     ------------
                                      $136,080         $163,971
                                      ============     ============
Liabilities and shareholders' equity:
  Accounts payable                    $  4,358         $  3,942
  Accrued expenses                      14,634           10,509
  Long term debt                        76,292           70,874
  Other liabilities                      4,740            5,781
  Shareholders' equity                  36,056           72,865
                                      ------------     ------------
                                      $136,080         $163,971
                                      ============     ============
                                        24,137           21,837
                                      ============     ============



                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


(REGISTRANT)     MEDIMMUNE, INC.




BY (SIGNATURE)   /s/ David M. Mott
(NAME AND TITLE) David M. Mott, President and Chief Operating Officer
                               (Principal financial and accounting officer)
(DATE)           October 24, 1997